UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934

SPORT CHALET, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	95-4390071 (I.R.S. Employer Identification No.)
One Sport Chalet Drive
La Canada, California 91011
(Address of principal executive offices) (Zip Code)

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A(c), check the following box. ☐

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A(d), check the following box. ☒

Securities Act registration statement file number to which this form relates: ______________ (if applicable).

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class To Be So Registered ________________ ________________	Name of Each Exchange on Which Each Class Is to Be Registered ________________ ________________

Securities to be registered pursuant to Section 12(g) of the Act:

Class A Common Stock, par value $0.01 per share
(Title of Class)

Class B Common Stock, par value $0.01 per share
(Title of Class)

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1. Description of Registrant's Securities to be Registered.

On September 20, 2005, Sport Chalet, Inc. (the "Company") filed a certificate of amendment to its certificate of incorporation (the "Amendment") that:

(a)	increased the authorized number of shares of all classes of capital stock from 17,000,0000 to 50,000,000;

(b)	authorized 46,000,000 shares of Class A Common Stock, 2,000,000 shares of Class B Common Stock and 2,000,000 shares of preferred stock;

(c)	established the rights, preferences and privileges of, and the restrictions on, the Class A Common Stock and the Class B Common Stock; and

(d)	reclassified each outstanding share of Common Stock as 0.25 share of Class B Common Stock.

Under the Amendment, the outstanding shares of Common Stock of the Company were reclassified as shares of Class B Common Stock without change to their current rights, preferences, privileges and restrictions.

In addition, the board of directors of the Company has declared a dividend of seven shares of Class A Common Stock for each share of Class B Common Stock outstanding on September 22, 2005 (the "Dividend"). The Dividend is payable on September 29, 2005. The rights, preferences and privileges of, and the restrictions on, the Class A Common Stock are substantially the same as those relating to Class B Common Stock, except in certain circumstances, as more fully described under "Proposal 2 - Amendment of the Certificate of Incorporation - Description of the Class A Common Stock and the Class B Common Stock" in the Company's proxy statement for the 2005 annual meeting of stockholders, filed with the Securities and Exchange Commission on September 1, 2005, and incorporated herein by reference.

Item 2. Exhibits.

Exhibit Number	Description
3.1	Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 of the Company's Registration Statement on Form S-1 (File No. 33-53120)).
3.2
Certificate of Amendment to the Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit A to the Company's definitive proxy statement for the 2005 annual meeting of stockholders, as filed with the Securities and Exchange Commission on September 1, 2005).

3.3
Bylaws, as amended (incorporated by reference to Exhibit 3.2 of the Company's Registration Statement on Form S-8 (File No. 333-107683), as filed with the Securities and Exchange Commission on August 5, 2003).

4.1	Form of Certificate for Class A Common Stock, par value $0.01 per share.
4.2	Form of Certificate for Class B Common Stock, par value $0.01 per share.

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.

SPORT CHALET, INC.

Date: September 29, 2005	By:	/s/ Howard K. Kaminsky
Howard K. Kaminsky
Executive Vice President - Finance, Chief Financial Officer and Secretary